Exhibit 99.2

[CIT Logo]

                          Media Contact:    Jeremy Miller
                                            CIT Healthcare
                                            (212) 790-9183

                          Investor Contact: Valerie L. Gerard
                                            Executive Vice President
                                            Investor Relations
                                            (973) 422-3284

                                            Steve Klimas
                                            Vice President
                                            Investor Relations
                                            (973) 535-3769

              CIT TO ACQUIRE HEALTHCARE BUSINESS CREDIT CORPORATION

             Acquisition of Established Asset-Backed Lending Leader
                      Accelerates Growth of CIT Healthcare

NEW YORK, July 19, 2005 - CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today announced it has reached a definitive agreement to acquire Healthcare Business Credit Corporation ("HBCC"), a full service healthcare financing company that specializes in asset-based and cash-flow financing to U.S. healthcare providers. The transaction is expected to close by the end of the third quarter of 2005. Terms of the deal were not disclosed.

With approximately $500 million in assets and $1 billion in loan commitments, HBCC has over 120 customers operating in 40 states, ranging from family-owned businesses to publicly traded companies. Headquartered in Mt. Laurel, New Jersey, HBCC has 64 employees and four business development offices located in Atlanta, Dallas, Chicago and Los Angeles. HBCC provides a variety of lending products including lines of credit, term loans, DIP financing, mortgage loans, acquisition financing and bridge loans.

"This is a very strategic acquisition for CIT as it allows us to quickly build critical mass in the healthcare industry, one of our most dynamic and important franchises," said Rick Wolfert, Vice Chairman, Commercial Finance. "Furthermore, it's a great example of CIT's portfolio optimization strategy at work evidenced by the investment of capital into higher return opportunities for our investors."

Flint Besecker, President, CIT Healthcare noted, "With a strong industry brand, including well-regarded expertise in the home healthcare and skilled nursing segment and a diverse middle-market client base, the addition of HBCC will accelerate the growth of CIT Healthcare and provide a more robust suite of products and advisory services for our clients."
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Bernard Lajeunesse, HBCC's President said: "This is an exciting opportunity for
HBCC to become part of a strong and well-respected organization. CIT offers a renowned reservoir of financing expertise and longstanding client relationships, and we are tremendously excited about working together. We share in CIT's desire to create the industry leader in healthcare finance."

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, headquartered in New York, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

About Healthcare Business Credit Corporation:

Healthcare Business Credit Corporation (HBCC) provides asset-based and cash flow financing exclusively to healthcare providers throughout the United States. HBCC's breadth of financing programs, coupled with our knowledge of the healthcare services industry, third-party reimbursements and loan structuring, combine to deliver clients value-added financing solutions. HBCC strives to build strong and long lasting relationships with our clients by developing superior financing solutions to meet today's changing needs and fulfill the long-term goals of tomorrow.

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